Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Fourth Quarter Earnings of $1.4 Million
And Quarterly Cash Dividend of $0.08 Per Share

•
Net income for the three months ended December 31, 2015, totaled $1.4 million, or $0.18 per diluted share, compared to $19.1 million, or $2.36 per diluted share, for the same period in 2014. Net income for the year ended December 31, 2015 totaled $7.9 million, or $0.97 per diluted share, compared to $29.1 million, or $3.59 per diluted share, for the same period in 2014.

•	Net income for both the three and twelve months ended December 31, 2014 was favorably impacted by the recapture of the deferred tax asset valuation allowance of $16.2 million, or $2.00 per share.

•	Gross loans outstanding at December 31, 2015, excluding loans held for sale, totaled $781.7 million, an increase of $76.8 million, or 10.9%, for the year ended December 31, 2015.

•
The allowance for loan losses remained strong and represented 1.74% of total loans outstanding and 82.0% of nonaccrual loans at December 31, 2015. The coverage ratio of the reserve to nonaccrual loans has declined since December 31, 2014, due primarily to the addition of one large relationship, in which no loss is currently expected.

•	The Board of Directors declared a cash dividend of $0.08 per common share, payable February 19, 2016 to shareholders of record as of February 10, 2016.

SHIPPENSBURG, PA (January 28, 2016) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three and twelve months ended December 31, 2015. Net income was $1.4 million for the three months ended December 31, 2015, compared to $19.1 million for the same period in 2014. For the year ended December 31, 2015, net income was $7.9 million, compared to $29.1 million for the same period in 2014. Diluted earnings per share amounted to $0.18 and $0.97 for the three and twelve months ended December 31, 2015, compared to $2.36 and $3.59 for the same periods in 2014. Net income for the 2014 periods benefited from the $16.2 million recapture of the valuation allowance on deferred tax assets, and negative provisions for loan losses, or reversal of amounts previously provided, of $1.0 million and $3.9 million for the three and twelve months ended December 31, 2014, compared to $0 and $603 thousand for the same periods in 2015.

Thomas R. Quinn, Jr., President and Chief Executive Officer, commented, “2015 was a year of transition for the Bank and Company as we exited all formal enforcement actions in the second quarter. We have built a scalable infrastructure for a larger and more complex organization.  Our future strategic direction focuses on several key areas including the addition of high performing sales professionals across all business lines; expansion into Dauphin, Lancaster, and York counties; enhancements to our sales process to ensure we are meeting the complete financial needs of our current and prospective customers; and containment of non-essential expenses.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.7 million for the three months ended December 31, 2015, a 1.7% increase compared to the same period in 2014. For the year ended December 31, 2015, net interest income was $34.3 million, a 0.9% increase compared to the year ended December 31, 2014. Net interest margin on a fully tax-equivalent basis was 3.08% and 3.14% for the three and twelve months ended December 31, 2015, compared to 3.17% and 3.20% for same periods in 2014. Despite higher average balances in loans during 2015 as compared to 2014 and a 25 basis point increase in the prime lending rate in mid-December 2015, the effect of the flattening yield curve throughout 2015 negatively impacted the Company's net interest margin for the three and twelve ended December 31, 2015 compared to the same periods in 2014. Maturing loans and securities were reinvested at lower rates; however, lowering rates on our deposits was not feasible, and we have seen an increase in funding costs, on both a quarter and annual basis.

Provision for Loan Losses

The Company recorded no provision for loan losses during the three months ended December 31, 2015, and a negative provision for loan losses, or a reversal of amounts previously provided, of $603 thousand for the twelve months ended December 31, 2015, compared to a negative provision of $1.0 million and $3.9 million for the three and twelve months ended December 31, 2014. The negative provision in 2015 is the result of a recovery on a loan with prior charge-offs totaling $603 thousand, and was recorded in the third quarter. The negative provisions recorded in the 2014 periods resulted from several factors, including: 1) favorable recoveries of loan amounts previously charged off; 2) successful resolution of a loan in workout with a smaller charge-off than the reserve established for it of $1.2 million, and 3) significant improvement in asset quality metrics. Both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. For all periods presented, the favorable historical charge-off data combined with relatively stable economic and market conditions resulted in the conclusion that either no provision was necessary or a negative provision could be recorded despite net charge-offs for the periods presented. Further, no additional reserves were needed on impaired loans or for the loan growth experienced during the periods.

Asset quality ratios have remained strong. The allowance for loan losses of $13.6 million at December 31, 2015, represents 1.74% of total loans and 82.0% of nonperforming loans. Coverage on nonperforming loans fell from 102.2% at December 31, 2014, as a result of a lower allowance for loan losses, together with an increase in nonaccrual loans due primarily to one credit that is adequately secured with real estate collateral and lease income generated by the property. Classified loans, defined as loans rated substandard, doubtful or loss, totaled $25.3 million at December 31, 2015, or approximately 3.2% of total loans outstanding, and decreased from $28.2 million at December 31, 2014, or 4.0% of loans outstanding.

Noninterest Income

Total noninterest income, excluding securities gains, totaled $4.1 million for the three months ended December 31, 2015, a 4.1% decrease from the $4.3 million earned in the same period in 2014. For the year ended December 31, 2015, noninterest income, excluding securities gains, totaled $17.3 million, a 2.0% increase over the $16.9 million earned for the corresponding period in 2014. Favorable real estate and interest rate market conditions led to the increases in mortgage banking revenues, which generated income of $597 thousand and $2.7 million for the three and twelve months ended December 31, 2015, compared to $573 thousand and $2.2 million for the corresponding periods in 2014. Other income totaled $565 thousand and $2.7 million for the three and twelve months ended December 31, 2015, compared to $681 thousand and $2.5 million for the same periods in 2014. The 2014 three month period was favorably impacted by incremental prepayment fees on loans that paid off; whereas the year ended 2015 revenues were favorably impacted by $205 thousand gain on sales of SBA and USDA loans, with no similar gains in 2014.

Trust department and brokerage income was $1.6 million and $6.6 million for the three and twelve months ending December 31, 2015, a decrease of 4.7% and 3.1% from the same periods in 2014. Unfavorable market conditions, in which declines in the stock market were experienced, negatively impacted revenues. Service charges on deposit accounts, which totaled $1.4 million and $5.2 million for the three and twelve months ended December 31, 2015, declined compared to the $1.4 million and $5.4 million earned for the corresponding periods in 2014. Consumers have greater awareness of their available balances given new technology, and are less likely to incur charges.

Securities gains totaled $13 thousand and $1.9 million for the three and twelve months ended December 31, 2015, compared to $267 thousand and $1.9 million for the same periods in 2014. For all periods, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to realize earnings on securities through gains, while funding the cash requirements of lending activity.

Noninterest expenses

Noninterest expenses totaled $11.2 million and $44.6 million for the three and twelve months ended December 31, 2015, compared to $11.1 million and $43.8 million for the corresponding prior year periods. Salaries and employee benefits decreased 1.9% for the three months ended December 31, 2015, and increased 1.7% for the twelve months ended December 31, 2015 compared to the corresponding periods in 2014, and totaled $5.9 million and $24.1 million. The 2015 results were impacted by merit increases as well as incentive based compensation, and, on an annual basis, severance costs that totaled approximately $446 thousand that were recognized in the second quarter of 2015. Data processing costs of $453 thousand and $2.0 million for the three and twelve months ended December 31, 2015 compared to $513 thousand and $1.9 million for the corresponding periods in 2014, with the annual increase reflective of overall higher volumes and costs associated with more sophisticated product and service offerings. Professional services expenses, which includes legal fees, accounting and consulting, totaled $635 thousand and $2.7 million for the three and twelve months ended December 31, 2015, compared to $456 thousand and $2.3 million for the same periods in 2014. Despite reducing our reliance on outside consultants during the year, professional fees have increases due to legal expenses associated with general corporate matters. Taxes, other than income, totaled $225 thousand and $916 thousand for the three and twelve months ended December 31, 2015, an approximate 63.0% increase on an annual basis compared to 2014, as Pennsylvania’s Bank Shares tax is based on shareholders’ equity at the beginning of the year. A combination of 2014’s earnings, and unrealized gains on securities, net of tax, resulted in the increase in this equity-based tax which is assessed each year on January 1st. Advertising and bank promotion expense increased from $348 thousand and $1.2 million for the three and twelve months ended December 31, 2014, to $524 thousand and $1.6 million for the same periods in 2015, and reflects the timing and advertising associated with the opening of our new full service branch in Lancaster and increased promotion of several of our products.

Offsetting the unfavorable variances were decreases in FDIC insurance premiums, occupancy, furniture and equipment expenses and collection and problem loan expenses. FDIC insurance premiums produced the greatest dollar and percentage decline, and totaled $228 thousand and $859 thousand for the three and twelve months ended December 31, 2015, compared to $395 thousand and $1.6 million for the same period in 2014, a decline of 47.0% on an annual basis. This decline in FDIC insurance premiums is due to a decrease in the assessment rate as the Bank’s risk profile improved. Occupancy, furniture and equipment expense of $1.3 million and $5.3 million for the three and twelve months ended December 31, 2015 represented a decrease of $44 thousand and $297 thousand compared to the same periods in 2014, due principally to lower depreciation charges and the absence of any losses on disposal of equipment which totaled $41 thousand in 2014. Collection and problem loan expense totaled $141 thousand and $447 thousand for the three and twelve months ended December 31, 2015, representing decreases of $55 thousand and $282 thousand from the corresponding periods in the prior year. Similarly, real estate owned expenses also declined from $300 thousand for the year ended December 31, 2014, to $162 thousand for the corresponding period in 2015. The declines in collection and problem loan and real estate owned expenses reflect improvement in the level of classified assets between the two periods.

Income Taxes

Income tax expense totaled $136 thousand and $1.6 million for the three and twelve months ended December 31, 2015, compared to a benefit of $16.2 million and $16.1 million for the corresponding periods in 2014. The comparability between periods is impacted due to the Company recapturing its entire valuation allowance on deferred tax assets which had been previously established as of December 31, 2014. It was determined that with significant improvements in asset quality, strengthened capital ratios, and nine consecutive quarters of profitability, combined with improving market and economic conditions, maintaining a valuation allowance was no longer required. As a result of the reversal of the valuation allowance in the fourth quarter of 2014, income tax expense has been incurred in 2015.

For the year ended December 31, 2015, the Company’s effective tax rate was 17.2%. The Company’s effective tax rate is significantly less than the statutory rate of 35.0% principally due to tax-free income, including interest earned on tax free loans and securities, and earnings on the cash surrender value of life insurance policies.

FINANCIAL CONDITION

Assets totaled $1.3 billion at December 31, 2015, an increase of $102.4 million, or 8.6%, from December 31, 2014. Gross loans, excluding those held for sale, totaled $781.7 million at December 31, 2015, an increase of $76.8 million, or 10.9%, from $704.9 million at December 31, 2014. Growth was experienced in nearly all loan segments, with the largest increase coming in the commercial and industrial loan segment, which grew by $24.6 million, or nearly one-third of the total growth. The Company’s increased sales efforts has resulted in growth, as we capitalize on disruption in the market that has been caused by the acquisition of some of the competitors in the markets served by larger institutions.

Total deposits were $1.0 billion at December 31, 2015, an 8.7% increase from $949.7 million at December 31, 2014. Non-interest bearing deposits increased 13.0%, from $116.3 million at December 31, 2014 to $131.4 million at December 31, 2015. Additionally, the Company increased its brokered deposits by $32.8 million from December 31, 2014 to $93.8 million at December 31, 2015. The increase in deposits, coupled with an increase in borrowings of $12.1 million funded loan and security growth.

Shareholders’ Equity

Shareholders’ equity totaled $133.1 million at December 31, 2015, an increase of $5.8 million, or 4.6%, from $127.3 million at December 31, 2014. This increase was primarily the result of net income of $7.9 million for the year ended December 31, 2015, offset by dividends declared on common stock of $1.8 million and acquisition of treasury stock of $809 thousand.

Effective January 1, 2015, the Basel III Capital Rules previously approved by the Board of Governors of the Federal Reserve System substantially revised the risk-based capital requirements applicable to the Company and the Bank, as compared to the U.S. risk-based capital rules which were in effect through December 31, 2014. Under the new guidelines, the Company and the Bank continue to meet all regulatory minimums required to be considered well-capitalized.

On September 14, 2015, the Board of Directors authorized a stock repurchase plan, in which the Company may repurchase up to approximately 416,000 shares in the open market. As of December 31, 2015, 47,077 shares were repurchased under the plan at a total cost of $809,000.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and other real estate owned totaled $18.1 million at December 31, 2015, an increase of $1.6 million, or 9.8%, from December 31, 2014. Efforts have been made by Company personnel to work through risk assets in order to reduce the risk of future credit losses in the portfolio, and resulted in a decline in the number of risk assets. However, one relationship with potential weaknesses totaling $6.7 million was identified in the third quarter and was moved to nonaccrual status. In connection with the evaluation of this impaired loan, it was determined that the Company was adequately secured, and no reserve allocation or partial charge-off was required at this time.

The allowance for loan losses totaled $13.6 million at December 31, 2015, a decrease of $1.2 million from $14.7 million at December 31, 2014, due to net charge-offs of $576 thousand recorded during the period and a negative provision for loan losses of $603 thousand. As a result of the migration of the one relationship in the third quarter of 2015 to nonaccrual status and the decrease in the allowance for loan losses, the Company’s allowance coverage ratios declined. The allowance for loan losses to nonperforming loans totaled 82.0% at December 31, 2015 compared to 102.2% at December 31, 2014, and the allowance for loan losses to nonperforming loans and restructured loans still accruing totaled 78.2% at December 31, 2015, compared to 95.0% at December 31, 2014. Management believes the allowance for loan losses to total loans ratio remains strong at 1.74% at December 31, 2015.

Operating Highlights (Unaudited):
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2015	2014	2015	2014

Net income	$1,449	$19,114	$7,874	$29,142
Diluted earnings per share	$0.18	$2.36	$0.97	$3.59
Dividends per share	$0.08	$0.00	$0.22	$0.00
Return on average assets	0.45%	6.44%	0.64%	2.48%
Return on average equity	4.31%	69.73%	5.99%	28.78%
Net interest income	$8,708	$8,561	$34,334	$34,024
Net interest margin	3.08%	3.17%	3.14%	3.20%

Balance Sheet Highlights (Unaudited):
	December 31,	December 31,
(Dollars in thousands, except per share data)	2015	2014

Assets	$1,292,816	$1,190,443
Loans, gross	781,713	704,946
Allowance for loan losses	(13,568)	(14,747)
Deposits	1,032,167	949,704
Shareholders' equity	133,061	127,265
Book value per share	16.08	15.40
Tangible book value per share (1)	16.06	15.35

(1) Supplemental Reporting of Non-GAAP-Based Financial Measures

Tangible book value per share is computed by dividing shares outstanding into tangible common equity. Management uses tangible book value per share because it believes such ratio is useful in understanding the Company’s capital position and ratios. A reconciliation of book value per share to tangible book value per share is set forth below.

	December 31,	December 31,
(Dollars in thousands, except per share data)	2015	2014

Shareholders' equity	$133,061	$127,265
Less: Intangible assets	207	414
Tangible equity	$132,854	$126,851

Book value per share	$16.08	$15.40
Less: Intangible assets per share	0.02	0.05
Tangible book value per share	$16.06	$15.35

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(Dollars in thousands)	2015	2014
Assets
Cash and cash equivalents	$28,340	$31,409
Securities available for sale	394,124	376,199

Loans held for sale	5,917	3,159

Loans	781,713	704,946
Less: Allowance for loan losses	(13,568)	(14,747)
Net loans	768,145	690,199

Premises and equipment, net	23,960	24,800
Other assets	72,330	64,677
Total assets	$1,292,816	$1,190,443

Liabilities
Deposits:
Non-interest bearing	$131,390	$116,302
Interest bearing	900,777	833,402
Total deposits	1,032,167	949,704
Borrowings	113,651	101,554
Accrued interest and other liabilities	13,937	11,920
Total liabilities	1,159,755	1,063,178

Shareholders' Equity
Common stock	435	430
Additional paid - in capital	124,317	123,392
Retained earnings	7,939	1,887
Accumulated other comprehensive income	1,199	1,576
Treasury stock	(829)	(20)
Total shareholders' equity	133,061	127,265
Total liabilities and shareholders' equity	$1,292,816	$1,190,443

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest and dividend income
Interest and fees on loans	$7,810	$7,462	$30,798	$29,546
Interest and dividends on investment securities	2,144	2,058	7,837	8,637
Total interest and dividend income	9,954	9,520	38,635	38,183
Interest expense
Interest on deposits	1,070	838	3,606	3,678
Interest on borrowings	176	121	695	481
Total interest expense	1,246	959	4,301	4,159
Net interest income	8,708	8,561	34,334	34,024
Provision for loan losses	0	(1,000)	(603)	(3,900)
Net interest income after provision for loan losses	8,708	9,561	34,937	37,924

Noninterest income
Service charges on deposit accounts	1,353	1,359	5,226	5,415
Trust department and brokerage income	1,568	1,646	6,623	6,837
Mortgage banking activities	597	573	2,747	2,207
Other income	565	681	2,658	2,460
Investment securities gains	13	267	1,924	1,935
Total noninterest income	4,096	4,526	19,178	18,854

Noninterest expenses
Salaries and employee benefits	5,947	6,065	24,056	23,658
Occupancy, furniture and equipment	1,302	1,346	5,282	5,579
Data processing	453	513	2,026	1,866
Advertising and bank promotions	524	348	1,564	1,195
FDIC insurance	228	395	859	1,621
Professional services	635	456	2,702	2,285
Collection and problem loan	141	196	447	729
Real estate owned expenses	46	39	162	300
Taxes, other than income	225	119	916	562
Other operating expenses	1,718	1,652	6,593	5,973
Total noninterest expenses	11,219	11,129	44,607	43,768
Income before income tax (benefit)	1,585	2,958	9,508	13,010
Income tax expense (benefit)	136	(16,156)	1,634	(16,132)
Net income	$1,449	$19,114	$7,874	$29,142

Per share information:
Basic earnings per share	$0.18	$2.36	$0.97	$3.59
Diluted earnings per share	0.18	2.36	0.97	3.59
Dividends per share	0.08	0.00	0.22	0.00
Average shares and common stock equivalents outstanding	8,136,442	8,124,450	8,141,600	8,116,054

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Three Months Ended
	December 31, 2015			December 31, 2014
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$12,967	$17	0.52%	$16,550	$11	0.26%
Securities	400,827	2,365	2.34	396,480	2,079	2.08
Loans	771,830	8,075	4.15	698,229	7,743	4.40
Total interest-earning assets	1,185,624	10,457	3.50	1,111,259	9,833	3.51
Other assets	89,502			66,090
Total	$1,275,126			$1,177,349
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$507,725	$236	0.18	$508,634	$218	0.17
Savings deposits	84,429	34	0.16	85,318	34	0.16
Time deposits	301,575	800	1.05	255,691	586	0.91
Short term borrowings	73,610	69	0.37	66,741	52	0.31
Long term debt	24,540	107	1.73	14,879	69	1.84
Total interest bearing liabilities	991,879	1,246	0.50	931,263	959	0.41
Non-interest bearing demand deposits	137,925			125,066
Other	11,824			12,265
Total Liabilities	1,141,628			1,068,594
Shareholders' Equity	133,498			108,755
Total	$1,275,126			$1,177,349
Net interest income (FTE)/net interest spread		9,211	3.00%		8,874	3.10%
Net interest margin			3.08%			3.17%
Tax-equivalent adjustment		(503)			(313)
Net interest income		$8,708			$8,561

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Twelve Months Ended
	December 31, 2015			December 31, 2014
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$18,901	$81	0.43%	$14,137	$35	0.25%
Securities	381,668	8,326	2.18	413,072	8,899	2.15
Loans	746,679	31,881	4.27	683,878	30,719	4.49
Total interest-earning assets	1,147,248	40,288	3.51	1,111,087	39,653	3.57
Other assets	86,301			62,313
Total	$1,233,549			$1,173,400
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$500,474	$908	0.18	$491,046	$823	0.17
Savings deposits	85,068	136	0.16	83,941	135	0.16
Time deposits	263,414	2,562	0.97	292,149	2,720	0.93
Short term borrowings	85,262	295	0.35	51,922	148	0.29
Long term debt	22,522	400	1.78	17,773	333	1.87
Total interest bearing liabilities	956,740	4,301	0.45	936,831	4,159	0.44
Non-interest bearing demand deposits	134,040			123,224
Other	11,316			12,095
Total Liabilities	1,102,096			1,072,150
Shareholders' Equity	131,453			101,250
Total	$1,233,549			$1,173,400
Net interest income (FTE)/net interest spread		35,987	3.06%		35,494	3.13%
Net interest margin			3.14%			3.20%
Tax-equivalent adjustment		(1,653)			(1,470)
Net interest income		$34,334			$34,024

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

Nonperforming Assets / Risk Elements (Unaudited)

	December 31,	September 30,	December 31,
(Dollars in thousands)	2015	2015	2014

Nonaccrual loans (cash basis)	$16,557	$16,266	$14,432
Other real estate (OREO)	710	1,022	932
Total nonperforming assets	17,267	17,288	15,364
Restructured loans still accruing	793	999	1,100
Loans past due 90 days or more and still accruing	24	0	0
Total risk assets	$18,084	$18,287	$16,464

Loans 30-89 days past due	$2,532	$1,964	$1,612

Asset quality ratios:
Total nonaccrual loans to loans	2.12%	2.13%	2.05%
Total nonperforming assets to assets	1.34%	1.36%	1.29%
Total nonperforming assets to total loans and OREO	2.21%	2.26%	2.18%
Total risk assets to total loans and OREO	2.31%	2.39%	2.33%
Total risk assets to total assets	1.40%	1.44%	1.38%

Allowance for loan losses to total loans	1.74%	1.77%	2.09%
Allowance for loan losses to nonaccrual loans	81.95%	83.22%	102.18%
Allowance for loan losses to nonaccrual and restructured loans still accruing	78.20%	78.41%	94.95%

Roll Forward of Allowance for Loan Losses (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2015	2014	2015	2014

Balance at beginning of period	$13,537	$16,019	$14,747	$20,965
Provision for loan losses	0	(1,000)	(603)	(3,900)
Recoveries	102	129	926	1,423
Loans charged-off	(71)	(401)	(1,502)	(3,741)
Balance at end of period	$13,568	$14,747	$13,568	$14,747

About the Company

With nearly $1.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services through twenty-two banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, our ability to build the appropriate infrastructure to support a larger and more complex institution; our belief that we are well positioned to take advantage of industry consolidation in the region; continued containment of expense; and the adequacy of collateral securing a new risk asset. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to continue to take advantage of industry consolidation in the region or that additional provisions for loan losses will not be needed in the future. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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